FIRST FEDERAL SAVINGS BANK OF IOWA
SUPPLEMENTAL RETIREMENT AND DEFERRED COMPENSATION PLAN
As Amended and Restated
Effective as of January 1, 2005

RECITALS

This First Federal Savings Bank of Iowa Supplemental Retirement and Deferred Compensation Plan (the "Plan") is adopted by First Federal Savings Bank of Iowa (the "Employer") for certain of its executive employees. The purpose of the Plan is to provide those employees with supplemental retirement income and to offer those employees an opportunity to elect to defer the receipt of compensation in order to provide benefits taxable pursuant to Sections 409A and 451 of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is intended to be a "top-hat" plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) under Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").

Accordingly, the following Plan is adopted.

ARTICLE I – DEFINITIONS

1.1 ACCOUNT means the balance credited to a Participant's or Beneficiary's Plan account, including contribution credits and deemed income, gains, and losses (to the extent realized as determined by the Employer, in its discretion) credited thereto. In no event shall such Account be deemed to be a deposit account. A Participant's or Beneficiary's Account shall be determined as of the date of reference.

1.2 BENEFICIARY means any person or persons so designated in accordance with the provisions of Article VII.

1.3 CHANGE IN CONTROL of the Employer means a change: (i) in the ownership of the Employer; (ii) in the effective control of the Employer; or (iii) in the ownership of a substantial portion of the assets of the assets of the Employer, within the meaning of Treas. Reg. §409A-3(i)(5) or in other applicable guidance.

1.4 CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

1.5 COMPENSATION means the total current cash remuneration paid by the Employer to an Eligible Employee with respect to his or her service for the Employer (as determined by the Employer).

1.6 DEFERRED COMPENSATION ACCOUNT means the bookkeeping account established by the Employer for the deemed investment of all contributions made pursuant to the terms of this Plan. In no event shall this Account be deemed to be a deposit account.

1.7 EFFECTIVE DATE means the effective date of the Plan as amended and restated, which shall be January 1, 2005.

1.8 ELIGIBLE EMPLOYEE means, for any Plan Year (or applicable portion thereof), a person employed by the Employer who is determined by the Employer to be a member of a select group of management or highly compensated employees and who is designated by the Employer to be an Eligible Employee under the Plan. By each November 1, the Employer shall notify those individuals, if any, who will be Eligible Employees for the next Plan Year. If the Employer determines that an individual first becomes an Eligible Employee during a Plan Year, the Employer shall notify such individual of its determination and of the date during the Plan Year in which the individual shall first become an eligible Employee.

1.9 EMPLOYER means First Federal Savings Bank of Iowa and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of First Federal Savings Bank of Iowa, or its successors or assigns, assumes the Employer's obligations hereunder, or any other corporation or business organization that agrees, with the consent of First Federal Savings Bank of Iowa, to become a party to the Plan.

1.10 ENTRY DATE with respect to an individual means the first day of the pay period following the date on which the individual first becomes an Eligible Employee.

1.11 PARTICIPANT means any person so designated in accordance with the provisions of Article II, including, where appropriate according to the context of the Plan, any former employee who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.

1.12 PARTICIPANT ENROLLMENT AND ELECTION FORM means the form on which a Participant elects to defer Compensation hereunder and on which the Participant makes certain other designations as required thereon.

1.13 PLAN means this First Federal Savings Bank of Iowa Supplemental Retirement and Deferred Compensation Plan, as amended and restated and as it may be further amended from time to time.

1.14 PLAN YEAR means the twelve (12) month period ending on the December 31 of each year during which the Plan is in effect.

1.15 TOTALLY AND PERMANENTLY DISABLED OR DISABILITY means a condition of a Participant who by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (i) is unable to engage in any substantial gainful activity; or (ii) is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer. The determination of a Disability shall be made by the Employer and shall be final and binding upon the Participant and all other parties. The Employer may require the submission of such medical evidence as it may deem necessary in order to arrive at its determination.

1.16 VALUATION DATE means the December 31 of each Plan Year and any other date that the Employer, in its sole discretion, designates as a Valuation Date.

ARTICLE II – ELIGIBILITY AND PARTICIPATION

2.1 REQUIREMENTS. Every Eligible Employee on the Effective Date shall be eligible to become a Participant on the Effective Date. Every other eligible Employee shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee. No individual shall become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin.

2.2 RE-ENROLLMENT. If a Participant whose employment with the Employer is terminated is subsequently re-employed, he or she shall become a Participant in accordance with the provisions of Section 2.1.

2.3 CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of the Employer, but ceases to be an Eligible Employee, he or she shall not be eligible to make Compensation Deferrals hereunder.

ARTICLE III – CONTRIBUTIONS

3.1 PARTICIPANT COMPENSATION DEFERRALS AND EMPLOYER CONTRIBUTIONS. In accordance with rules established by the Employer, a Participant may elect to defer Compensation which is due to be earned and which would otherwise be paid to the Participant, in a lump sum or in any fixed periodic dollar amounts designated by the Participant. Amounts so deferred will be considered a Participant's "Compensation Deferrals." Ordinarily, a Participant shall make such an election with respect to a coming twelve (12) month Plan Year during the period beginning on the November 1 and ending on the November 30 of the prior Plan Year, or during such other period ending in the prior Plan Year as may be established by the Employer.

If an Eligible Employee becomes eligible to become a Participant on a date which is not the first day of a Plan Year, the Participant must make and deliver an election to defer Compensation not later than thirty (30) days after being designated an Eligible Employee.

Compensation Deferrals shall be made through regular payroll deductions or through an election by the Participant to defer the payment of a bonus not yet earned and payable to him or her at the time of the election. Once made, a Compensation Deferral payroll deduction election shall continue in force indefinitely, until changed by the Participant on a subsequent Participant Enrollment and Election Form provided by the Employer, during a period when Compensation Deferral elections are permitted. Compensation Deferrals shall be deducted by the Employer from the pay of a deferring Participant and shall be credited to the Account of the deferring Participant.

The Employer may, but is not required to, make an Employer Contribution. The Employer shall have full discretion to determine whether such Employer Contribution shall be made and the amount of such contribution and/or the formula for determining and allocating such contribution.

There shall be established and maintained by the Employer a separate bookkeeping Account in the name of each Participant, which shall at all times be one hundred percent (100%) vested in the Participant, and to which shall be credited or debited: (a) amounts equal to the Participant's Compensation Deferrals, (b) amounts equal to any Employer Contributions made, and (c) amounts equal to any deemed income allocable to (a) and (b). In no event shall an Account be deemed to be a deposit account. The Employer shall have the discretion to allocate such deemed income pursuant to such allocation rules as the Employer deems to be reasonable and administratively practicable.

ARTICLE IV – ALLOCATION OF FUNDS

4.1 ALLOCATION OF DEEMED EARNINGS ON ACCOUNTS. The Participant's Plan Account will be credited with interest income annually. The interest rate shall be adjusted annually each January 1 to a rate of 2.5% above the weekly average yield of treasury securities adjusted to a constant maturity of one (1) year, as made available by the Federal Reserve Board in publication H-15, as determined at the close of business on the last business day of the prior year.

4.2 ACCOUNTING FOR DISTRIBUTIONS. As of the date of any distribution hereunder, the distribution to a Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant's Account.

4.3 SEPARATE ACCOUNTS. A separate account under the Plan shall be established and maintained by the Employer to reflect the Account for each Participant.

4.4 INTERIM VALUATIONS. If it is determined by the Employer that the value of the Deferred Compensation Account as of any date on which distributions are to be made differs materially from the value of the Deferred Compensation Account on the prior Valuation Date upon which the distribution is to be based, the Employer, in its discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of revaluing the Deferred Compensation Account so that the Account from which the distribution is being made will, prior to the distribution, reflect its share of such material difference in value.

ARTICLE V – ENTITLEMENT TO BENEFITS

5.1 PAYMENT EVENTS. If a Participant terminates employment with the Employer for any reason, attains age 65 while still employed, or becomes Totally and Permanently Disabled, the Participant's Account at such date shall be valued and payable according to the provisions of Article VI.

5.2 VESTING IN ACCOUNTS. A Participant shall always be 100% vested in amounts attributable to the Participant's Compensation Deferrals and the Employer Contributions made to his Account.

ARTICLE VI – DISTRIBUITON OF BENEFITS

6.1 AMOUNT. A Participant (or his or her Beneficiary) shall become entitled to receive, on or about the date of the Participant's termination of employment with the Employer, attainment of age 65 or becoming Totally and Permanently Disabled, a distribution in an aggregate amount equal to the Participant's Account.

6.2 METHOD OF PAYMENT.

(a) Cash Payments. All payments under the Plan shall be made in cash.

(b) Timing and Manner of Payment. In the event a Participant becomes entitled to benefits under Section 5.1, an aggregate amount equal to the Participant's Account will be paid by the Employer, as provided by Section 6.1, in a lump sum, on or about the date of the Participant's eligibility for benefits, or in annual installments made over a period selected by the Participant prior to the date he first becomes a Participant or, for employees who become Participants on a date which is not the first day of a Plan Year, within thirty (30) days thereafter. If a Participant fails to designate properly the manner of payment of the Participant's benefit under the Plan, such payment will be in a lump sum on or about the date of the Participant's eligibility for benefits.

If the whole or any part of a payment hereunder by the Deferred Compensation Account of the Employer is to be in installments, the total to be so paid shall continue to be credited with income pursuant to Section 4.1 under such procedures as the Employer may establish, in which case, any deemed income shall be reflected in the installment payments, in such equitable manner as the Employer shall determine.

6.3 DEATH BENEFITS. If a Participant dies before terminating his or her employment with the Employer and before the commencement of payments to the Participant hereunder, the entire value of the Participant's Account shall be paid, as provided in Section 6.2, for a person terminating from employment to the person or persons designated in accordance with Section 7.1.

Upon the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with Section 7.1, in the manner in which such benefits were payable to the Participant.

ARTICLE VII – BENEFICIARIES; PARTICIPANT DATA

7.1 DESIGNATION OF BENEFICIARIES. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant's death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Employer, and will be effective only when filed in writing with and actually received by the Employer during the Participant's lifetime.

In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment to the Participant's spouse, if then living, but otherwise to the Participant's then living descendants, if any, *per stirpes*, but, if none, to the Participant's estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant's personal representative, executor, or administrator. If a Participant and his Beneficiary die in circumstances which give rise to doubt as to which of them shall have been the first to die, the Participant shall be deemed to have survived the Beneficiary. If a question arises as to the existence or identify of anyone entitled to receive a benefit payment, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Employer, in its sole discretion, may distribute such payment to the Participant's estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Employer deems to be appropriate.

7.2 INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer's records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Employer, the Employer may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Employer determines. If the location of none of the foregoing persons can be determined, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Employer shall not be liable to any person for any payment made in accordance with such law.

ARTICLE VIII – RESERVED

ARTICLE IX – ADMINISTRATION

9.1 ADMINISTRATIVE AUTHORITY. Except as otherwise specifically provided herein, the Employer shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to:

(a) Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Eligible Employees, Participants, and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Plan.

(b) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

(c) Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

(d) Make determinations with respect to the eligibility of any Eligible Employee as a Participant and make determinations concerning the crediting and distribution of Accounts.

(e) Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Employer shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons. The Employer shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers, or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers, or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Employer. Further, the Employer may authorize one or more persons to execute any certificate or document on behalf of the Employer, in which event any person notified by the Employer of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Employer until such third person shall have been notified of the revocation of such authority.

9.2 UNIFORMITY OF DISCRETIONARY ACTS. Whenever in the administration or operation of the Plan discretionary actions by the Employer are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

9.3 LITIGATION. Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

9.4 PAYMENT OF ADMINISTRATION EXPENSES. All expenses incurred in the administration and operation of the Plan, including any taxes payable by the Employer in respect of the Plan or payable by or from the Deferred Compensation Account pursuant to its terms, shall be paid by the Employer.

9.5 CLAIMS PROCEDURE. Any person claiming a benefit under the Plan (a "Claimant") shall present the claim, in writing, to the Employer, and the Employer shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

(a) The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;

(b) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

(c) An explanation of the Plan's claims review procedure.

The written notice denying or granting the Claimant's claim shall be provided to the Claimant within ninety (90) days after the Employer's receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Employer to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Employer expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied.

Any Claimant whose claim is denied, or deemed to have been denied under the preceding sentence (or such Claimant's authorized representative), may, within sixty (60) days after the Claimant's receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Employer. Upon such a request for review, the claim shall be reviewed by the Employer (or its designated representative), which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

The decision on review normally shall be made within sixty (60) days of the Employer's receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Employer, and the time limit for the decision on

review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) time limit discussed above. If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) time limit discussed above, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all concerned parties.

ARTICLE X – AMENDMENT

10.1 RIGHT TO AMEND. The Employer, by written instrument executed by the Employer, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment, including but not limited to, the right to receive interest at a rate no less than the rate specified in Section 4.1.

10.2 AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN. Notwithstanding the provisions of Section 10.1, the Plan may be amended by the Employer at any time, retroactively if required, if found necessary, in the opinion of the Employer, in order to ensure that the Plan is characterized as "top-hat" plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.

ARTICLE XI – TERMINATION

11.1 EMPLOYER'S RIGHT TO TERMINATE OR SUSPEND PLAN. The Employer reserves the right, at any time, to terminate the Plan and/or its obligation to make further credits to Plan accounts. The Employer also reserved the right, at any time, to suspend the operation of the Plan for a fixed or indeterminate period of time.

11.2 AUTOMATIC TERMINATION OF PLAN. The Plan automatically shall terminate upon the dissolution of the Employer, or upon its merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to adopt specifically and agree to continue the Plan.

11.3 SUSPENSION OF DEFERRALS. In the event of a suspension of the Plan, the Employer shall continue all aspects of the Plan (including the crediting of interest as provided in Section 4.1), other than Compensation Deferrals and Employer Contribution under Section 3.1, during the period of the suspension, in which event payments hereunder will continue to be made during the period of the suspension in accordance with Articles V and VI.

11.4 ALLOCATION AND DISTRIBUTION. This Section shall become operative upon a complete termination of the Plan. The provisions of this Section also shall become operative in the event of a partial termination of the Plan, as determined by the Employer, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable. Upon the effective date of any such event, notwithstanding any other provisions of the Plan, no persons who were not theretofore Participants shall be eligible to become Participants, and the value of the interest of all Participants and Beneficiaries shall be determined and, after deduction of estimated expenses in liquidating and, if applicable, paying Plan benefits, paid to them as soon as is practicable after such termination and in accordance with Section 409A and other applicable provisions of the Code.

11.5 SUCCESSOR TO EMPLOYER. Any corporation or other business organization that is a successor to the Employer by reason of a Change in Control shall have the right to become a party to the Plan by adopting the same by resolution of the entity's board of directors or other appropriate governing body. If, within ninety (90) days from the effective date of such Change in Control, such new entity does not become a party hereto, as above provided, the Plan automatically shall be terminated, and the provisions of Section 11.4 shall become operative.

ARTICLE XII – MISCELLANEOUS

12.1 LIMITATIONS ON LIABILITY OF EMPLOYER. Neither the establishment of the Plan or any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Employer or any officer or employer thereof, except as provided by law or by any Plan provision. In no event shall any employee, officer, director, or stockholder of the Employer be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary, or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

12.2 CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the State of Iowa shall govern, control, and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give any Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder. Payments under the Plan shall be subject to and contingent on their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 USCA 1828(k).

The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so

as to give any individual any right in any assets of the Employer which right is greater than the rights of a general unsecured creditor of the Employer.

12.3 SPENDTHRIFT PROVISION. No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge, or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled thereto. Further, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, (iii) if applicable, the transfer of benefit rights from the Plan to another Plan, or (iv) the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

In the event that any Participant's or Beneficiary's benefits hereunder are garnished or attached by order of any court, the Employer may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant's or Beneficiary's Account or, if the Employer prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

IN WITNESS WHEREOF, the Employer has caused the Plan to be executed effective as of the 1st day of January, 2005.

ATTEST/WITNESS	First Federal Savings Bank of Iowa
Susan Crimmins	By: C. Thomas Chalstrom
Print Name: Susan Crimmins	Print Name: C. Thomas Chalstrom
	Date: December 22, 2008

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